GUARANTY AGREEMENT


     GUARANTY AGREEMENT (the "Guaranty") dated January 22, 1999 (the "Closing Date") by and between each of Thomas K. Hodges and Halina K. Hodges (each or whom shall be individually referred to as "Seller" and collectively as the "Sellers"), and AgriBioTech, Inc., a Nevada corporation ("ABT" or the "Buyer").


                              W I T N E S S E T H:

     WHEREAS, Buyer has agreed to purchase from the Sellers an aggregate of seventy-five (75%) percent of the membership interests (the "Securities") of HybriGene, L.L.C., an Indiana limited liability company (the "Company"), pursuant to a Securities Purchase Agreement dated January 20, 1999 (the "Securities Purchase Agreement") by and among the Sellers, the Company, and ABT for a purchase price of $9,500,000 (the "Purchase Price");

     WHEREAS, pursuant to Section 3(a) of the Securities Purchase Agreement, ABT will transfer to the Sellers Five Hundred Fifteen Thousand (515,000) shares of the Common Stock of ABT (the "ABT Shares"), the net proceeds from the sale of which shall be credited against the Purchase Price;

     WHEREAS, pursuant to Section 3(c) of the Securities Purchase Agreement, the Sellers have entered into a Lock-Up Agreement (the "Lock-Up") pursuant to which they have agreed that they shall not sell, transfer or otherwise dispose of the ABT Shares except as specified in the Lock-Up;

     WHEREAS, pursuant to Section 3(a) of the Securities Purchase Agreement, ABT has guaranteed the Purchase Price by guaranteeing the Net Proceeds (as defined below) from the sale of the ABT Shares when sold pursuant to the Lock-Up; and

     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Guaranty, the parties hereto hereby agree as follows:

Section 1.

     (a) The ABT Shares, if sold pursuant to the Lock-Up, shall have Guaranteed Net Proceeds (defined as gross sales price less customary sales commissions and any applicable stock transfer and sales taxes) of no less than $18.45 per share (the "Guaranteed Price/Share").

     (b) ABT further agrees that until the Sellers have received an aggregate of $9,500,000 from all sales of ABT Shares made pursuant to the Lock-Up, they shall be secured pursuant to the terms of a securities pledge agreement (the "Securities Pledge Agreement").

     (c) In consideration of the guarantee granted hereby and the Securities Pledge Agreement, each of the Sellers hereby agrees that all Net Proceeds from all sales of ABT Shares at a price per share greater than the Guaranteed Price/Share shall be paid to ABT.

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Section 2.

     (a) The Net Proceeds shall be determined on a quarterly basis according to ABT's fiscal calendar.

     (b) For purposes of this Guaranty a Shortfall is defined as; (i) sales of ABT Shares pursuant to the Lock-Up made at prices per Share that are lower than the Guaranteed Price/Share, or (ii) if Sellers are unable to sell the member ABT Shares in the amounts set forth in paragraph 1(a) of the Lock-Up, in the manner set forth in Section 1 (b) of the Lock-Up then a Shortfall shall equal the Guaranteed Price/Share. ABT shall pay to each of the Sellers cash, or at the option of ABT, ABT shall issue to Sellers additional, duly registered ABT Shares that can be sold immediately, for any Shortfalls in the Guaranteed Net Proceeds resulting from their individual sales of the ABT Shares on the last day of the month following the end of the fiscal quarter in which such Shortfall occurred. Any cash payment or issuance of ABT Shares shall be made within ten days after the end of the fiscal quarter. Any Shortfalls shall be calculated on a cumulative basis during such fiscal quarter such that any Shortfalls in the Guaranteed Price/Share shall be offset against any surplus in the Guaranteed Price/Share. Any additional ABT Shares issued to Sellers pursuant to this Section shall be subject to a Lock-Up agreement which shall provide that such shares can be sold by Sellers within six months from the date of this Guaranty. In the event a Shortfall results from Seller's inability to sell ABT Shares as set forth in this Section, ABT may take possession of said unsold ABT Shares for that particular fiscal quarter, or at ABT's discretion, seller may retain said ABT Shares, and any resulting Shortfall or surplus shall be addressed in accordance with the terms of this Agreement.

     (c) To the extent that sales of ABT Shares pursuant to the Lock-Up are made at prices per Share that are greater than the Guaranteed Price/Share, each of the Sellers shall pay to ABT cash for any surplus in the Guaranteed Net Proceeds resulting from their individual sales of the ABT Shares on the last day of the month following the end of the fiscal quarter in which such surplus occurred; provided, however, that any surplus shall be calculated on a cumulative basis during such fiscal quarter such that any surplus in the Guaranteed Price/Share shall be offset against any Shortfalls in the Guaranteed Price/Share.

     (d) Sellers shall prepare and deliver to ABT within two weeks of the end of each month a cumulative statement, supported by documentation reflecting all sales of ABT Shares by each of them during such month, if not previously provided and stating the mount to be paid by ABT to each of them pursuant to the terms of this guarantee or the amount to be paid by each them to ABT pursuant to the terms of this guarantee. In the event of a surplus in the Guaranteed Price/Share during any fiscal quarter, ABT, in its sole discretion, may elect to maintain such surplus without receiving cash payment therefor, to be offset against any future deficits in the Guaranteed Price/Share, by providing the Sellers with written notice of such election prior to the date upon which a payment of such surplus would otherwise be due.

     (e) In the event that any of the Sellers offers, sells, transfers or otherwise disposes of the ABT Shares in violation of the Lock-Up, without the prior written consent of ABT, (i) the Guaranty shall not apply to the Net Proceeds received from such sale and the Guaranty shall from that time be null and void, and (ii) all net proceeds in excess of $10.00 per share from the sale of all ABT Shares by such individual, regardless of whether such proceeds derive from sales made prior to, concurrent with or subsequent to such event of default, shall be paid to ABT.

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Section 3. Subject to Section 6  hereunder,  this  Agreement  shall inure to the benefit of and be binding upon ABT,  its  successors  and assigns,  and upon the
Sellers,   their   heirs,   executors,   administrators,   legatees   and  legal
representatives.

Section 4. Should any part of this Guaranty, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Guaranty had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Guaranty without including therein any portion which may for any reason be declared invalid.

Section 5. This Guaranty shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

Section 6. This Guaranty and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

Section 7.

     (a) All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

         (i)      if to the Sellers to:

                  Thomas K. Hodges
                  6038 W. 75 N
                  West Lafayette, IN 47906

                  Halina K. Hodges
                  6038 W. 75 N
                  West Lafayette, IN 47906

         with a copy to:

                  Henderson, Daily, Withrow & DeVoe
                  2600 One Indiana Square
                  Indianapolis, IN 46204
                  Attention: O. Wayne Davis
                  Telecopier No.: (317) 639-0191

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

(ii)     if to ABT to:

                  AgriBioTech, Inc.
                  120 Corporate Park Drive
                  Henderson, Nevada 89014
                  Attention: Johnny R. Thomas, CEO
                  Telecopier No.: (888) 800-4841

         with a copy to:

                  Snow Becker Krauss P.C.
                  605 Third Avenue
                  New York, New York  10158
                  Attention: Elliot H. Lutzker, Esq.
                  Telecopier No.:  (212) 949-7052

     (b) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 8. In the event that ABT fails to make a payment for a Shortfall in the Net Proceeds in accordance with Section 2 hereof within 5 days after such payment is due, ABT shall be in default under this Guaranty with respect to such payment ("Default Payment"). Upon such default by ABT, Sellers may declare a default under the Securities Purchase Agreement and the Securities Pledge Agreement and pursue all remedies to which they are entitled to the extent necessary to relieve such default. This Guaranty shall otherwise remain in full force and effect with respect to the payment of any future deficits or surpluses by ABT or the Sellers, as the case may be, provided that Sellers may set off amount of any future surpluses against the default payment.

Section 9. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Guaranty shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Guaranty on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

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

     IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the day and year first written above.


                                                  /S/ Thomas K. Hodges
                                                  --------------------
                                                  Thomas K. Hodges


                                                  /s/ Halina K. Hodges
                                                  --------------------
                                                  Halina K. Hodges


                                                  AGRIBIOTECH, INC.


                                                  By: /s/ Kathleen L. Gillespie
                                                  -----------------------------
                                                      Kathleen L. Gillespie
                                                      Vice President